Exhibit 4.12

No: 0160600208-2017NIAN (KAIFA) ZI00132HAO

Working Capital Loan Contract

(2016 Version)

Important Notice: This Contract is entered into by the Parties in accordance with laws based on equality and free will, and the terms and conditions of this Contract fully reflect the genuine intention of the Parties hereto. In order to protect legal rights and interests of the Borrower, the Lender hereby draws the Borrower's special attention to the terms and conditions of this Contract in relation to each Party's rights and obligations, in particular those in bold.

Lender: Industrial and Commercial Bank of China Limited, Yantai Development Zone Branch

Person in Charge: XIAOYAN LIU

Address: No.6 Changjiang Rd, Development Zone, Yantai      Postal Code: 264006

Borrower: Yantai Jinzheng Eco-Technology Co., Ltd.

Legal Representative: YUEBIAO LI      Contact Person: XIAOYING CHEN      Phone: 18660587871

Address: Ruida Rd, Development Zone, Laishan District, Yantai      Postal Code: 264003

Tel: 6626909      Fax: N/A      E-mail: N/A

[Borrow please accurately and completely fill out the above information to ensure the timely delivery of any notices and legal documents.]

Upon equal negotiations and mutual agreement, the Lender and the Borrower enter into this Contract in relation to the provision of relevant loan by the Lender to the Borrower.

Part I General Conditions

Article 1 Purpose of Loan

The loan hereunder shall be used for the following purposes. Without written consent of the Lender, the Borrower shall not use the loan for any purpose other than those listed below. The Lender has the right to supervise the use of the proceeds of the loan.

Purpose: Purchase raw material.

Article 2 Amount and Term of Loan

2.1 The currency and amount of the loan hereunder shall be RMB30,000,000 (in words: Say In RenMinBi Yuan Thirty Million Only) (if there is any inconsistency between the amount in figures and the amount in words, the amount in words shall prevail.)

2.2 The term of the loan hereunder shall be 12 Months commencing from the actual withdrawal date (or if there are more than one withdrawal, the first withdrawal date) as stated on the receipt of loan.

Article 3 Interest Rate, Interest and Fees

3.1 [Determination of Interest Rate for RMB Loans]

Interest rate for RMB loans shall be determined in accordance with Item (3) below:

(1)	Fixed interest rate at __/__% per annum, which shall remain unchanged within the term of this Contract.

(2)	The borrowing rate is determined by the benchmark interest rate plus the fluctuation range.

A.	The interest rate shall be executed on the same day as the interest rate is determined at the same time, and shall be adjusted at the same time.

B.	The borrowing rate of each withdrawal is determined and adjusted.

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(3)	The interest rate on each loan is determined by the benchmark interest rate plus a floating range, in which the benchmark interest rate is the LPR of the one-year loan issued by the national inter-bank lending center one day before the effective date of each loan contract, with the floating range plus 70.25 base point (a base point is 0.01%). The interest rate of each withdrawal is adjusted according to Item A :

A.	Adjusted on a 12-month basis. Starting at the second adjustment, the Interest Rate Determination Day is 12 months from the date of withdrawal, and the Borrower shall adjust the interest rate one day before the Interest Rate Determination Day based on the benchmark interest rate plus a floating range issued by the national inter-bank lending center. If the Interest Rate Determination Day does not exist in a month of adjustment, the last of the month is the Interest Rate Determination Day. If the national inter-bank lending center does not announce the benchmark interest rate on the day before the Interest Rate Determination Day, the benchmark interest rate announced on the last work day shall prevail, and so forth.

B.	Not adjustment throughout the loan term.

(4) Others:________________________/_______________________

3.2 [Determination of Interest Rate for Foreign Currency Loans]

Interest rate for foreign currency loans shall be determined in accordance with Item / below:

(1)	Fixed interest rate at __/__% per annum, which shall remain unchanged within the term of this Contract.

(2)	Floating interest rate. The loan interest rate shall be / month / (LIBOR/HIBOR) (the benchmark interest rate) plus a margin equal to / base point(s) (a base point is equal to 0.01%). The margin shall remain unchanged within the term of this Contract. If the Borrower makes more than one withdrawal, the loan interest rate for each withdrawal shall be calculated separately. After the Borrower makes withdrawal, the benchmark interest rate will be adjusted in accordance with Item / below, and the loan interest for each interest period shall be calculated according to the loan interest rate as adjusted and applicable to such interest period:

A.	The benchmark interest rate will be adjusted in each interest period as applicable to such benchmark interest rate. The benchmark interest rate applicable to each interest period subsequent to the initial period shall be determined on the same numerical date in the month of such adjustment as the withdrawal date. If there is no same numerical date in the month of adjustment as the withdrawal date, the benchmark interest rate for such period shall be determined on the last day of such month of adjustment;

B.	The benchmark interest rate for each interest period shall be adjusted on the first day of such interest period.

(3)	Others:_________/________________________________________________________

3.3 The loan interest hereunder shall accrue from the actual withdrawal date on monthly basis, and be settled every Month (month/quarter/half year). Upon maturity of the loan, all outstanding interest shall be paid together with the principal. The daily interest rate shall be applicable annual interest rate/360 days.

3.4 Penalty interest will be imposed in addition to the loan interest rate hereunder at 30 % on any overdue amount (overdue penalty interest rate), or at 50 % on any amount that is used for any purpose other than those set out hereunder (misappropriation penalty interest rate).

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3.5 In addition to the loan interest, the Borrower shall also pay to the Lender the commitment fee, which shall be the difference between the amount of the loan under Article 2 above and the amount for which the Borrower has made withdrawal (the daily average balance during the period for which such commitment fee is paid (the Fee Period) multiplied by a rate of __/___‰ per annum, and shall be paid in accordance with Item _/___ below.

(1)	the commitment fee shall be paid to the Lender in one lump sum upon the expiry date of the Fee Period;

(2)	the commitment fee shall be paid to the Lender in installments on 20th day of / (each month/the last month of each quarter/the last month of each half-year), from the effectiveness date of this Contract until the expiration date of the Fee Period.

The Fee Period means, in case of a revolving loan, the period within which the revolving facility may be used, or in case of a non-revolving loan, the period from the date of this Contract to the date of the last withdrawal as agreed under Article 4.

If the commitment fee is to be paid in installments and the Borrower fails to promptly pay any installment of the commitment fee, then the Lender may cease to advance the loan, or cancel all or part of the amount for which the Borrower has not made withdrawal.

Article 4 Withdrawal

4.1 The Borrower shall make withdrawal according to its actual need for fund in accordance with Item (2) below:

(1)	The withdrawal shall be made before__/___;

(2)	The term of withdrawal shall be made in one or more times by the date of the effective date of this contract until November 30th, 2017.

(3)	withdrawal as the following time

4.2 If the Borrower fails to make withdrawal as required above, the Lender may cancel all or part of the loan.

Article 5 Repayment

5.1 The Borrower shall repay the loans hereunder in accordance with Item (1) below:

(1)	The Borrower shall fully repay the loan in one lump sum upon its maturity.

(2)	The Borrower shall repay the loan in installments according to the following schedule (if there is not enough space below, please state the repayment schedule on a separate page):

Time of Repayment	Amount of Repayment

5.2 If the loan hereunder falls in any of the following events, the Borrower shall immediately repay the loan upon receipt of relevant fund, without any compensation to be paid by the Borrower for prepayment caused thereby:

/______________________________________________________________________________

5.3 Except for the event under Article 5.2 above, if the Borrower prepays any amount of the loan hereunder, the Borrower shall pay a prepayment fee as calculate below: prepayment of the loan X the left terms of loan X __/___‰, the remaining repayment is less than one month, calculate on a monthly basis.

Article 6 Special Provisions in Relation to Revolving Loans (optional clause: this article is ☐ applicable/☑ not applicable)

6.1 The loan hereunder is provided on a revolving basis. The amount and the term of the loan as set out in Article 2 above is the limit of the revolving credit line and the term to use such revolving credit line, respectively. The term to use the revolving credit line shall commence on the date when this Contract takes effect.

6.2 The RMB revolving loan is determined by the benchmark lending rate announced by the people's bank of China.

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Article 7 Security

If the security for the loan hereunder is a security with a maximum secured amount, the relevant security contract (with the maximum secured amount) is as follows:

Name of the security contract: ___________/__________           (No.:_______/__________)

Security Provider: ___/___

Article 8 Financial Covenants (optional clause: this article is ☐applicable/☑not applicable)

Within the term of this Contract, the Borrower shall comply with the following covenants in relation to financial indicators:

___________ / _________________________________________________

Article 9 Dispute Resolution

All disputes under this Contract shall be solved in accordance with Item (2) below:

(1)	Such dispute shall be submitted to _______ /______Arbitration Commission for arbitration at ___/ ________(place of arbitration) in accordance with the arbitration rules of such commission in force upon submission of arbitration application. The arbitration award shall be final and binding upon both parties.

(2)	Such dispute shall be submitted to the jurisdiction of the competent court of place where the Lender is located.

Article 10 Miscellaneous

10.1 This Contract is made in TWO copies, with each of the Borrower, the Lender holding ONE copy, and has equal legal effect.

10.2 The following appendices and other appendices as confirmed by both parties shall constitute integral part of this Contract and have equal legal effect as this Contract:

Appendix 1: Form of Withdrawal Notice

Appendix 2: Consignment agreement

Article 11 Other Matters Agreed by the Parties

/

Part II Particular Conditions

Article 1 Interest Rate and Interest

1.1 In foreign currency borrowing, LIBOR is two banking days before the date of withdrawal or adjustment of the benchmark interest rate.

1.2 If the loan hereunder adopts a floating interest rate, the interest rate will continue to be adjusted in accordance with the original adjustment rules after such loan is overdue.

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1.3 If interest is settled on a monthly basis, the settlement date shall be 20th day of each month; if interest is settled on a quarterly basis, the settlement date shall be 20th day of the last month of each quarter; and if interest is settled on a half-year basis, the settlement date shall be 20 June and 20 December of each year.

1.4 The first interest period shall commence from the actual withdrawal date to the first interest settlement date; the last interest period shall commence from the day immediately following the end of the preceding interest period to the final repayment date; and each of the other interest period shall commence from the day immediately following the end of the preceding interest period to the next interest settlement date.

1.5 Loan Interest= principal X day rate X actual days.

1.6 If the people's bank of China decides to adjust the lending rate, it shall handle it in accordance with the relevant provisions of the people's bank of China, and the lender shall not notify the borrower separately.

1.7 When signing the contract to determine borrowing rates in accordance with the relevant benchmark lending rate published by the people's bank of China or the national interbank funding center released a certain proportion, base lending rate down

Article 2 Advance and Payment of Loan

2.1 The Lender has no obligation to advance any loan to the Borrower until all following conditions have been satisfied by the Borrower or waived by the Lender:

(1)	Except for unsecured loans, the Borrower has provided security as required by the Lender and completed relevant formalities for provision of such security;

(2)	There is no default event occurring under this Contract or any other contract between the Borrower and the Lender;

(3)	The purpose of loan as stated in the supporting documents provided by the Borrower is consistent with the purpose as agreed hereunder;

(4)	other materials required by the Lender have been submitted to the Lender.

2.2 All written documents provided by the Borrower to the Lender for withdrawal shall be originals. If no original is available, the Borrower may, upon consent of the Lender, provide photocopies affixed with the Borrower's company seal.

2.3 When applying for withdrawal, the Borrower shall submit a withdrawal notice to the Lender at least 5 bank business days prior to the proposed withdrawal date. Once submitted, a withdrawal notice will be irrevocable unless otherwise agreed by the Lender in writing.

2.4 After all conditions precedent to withdrawal have been satisfied by the Borrower or waived by the Lender, the Lender will remit the loan into a designated account of the Borrower. Such remittance shall be deemed as advance of the loan by the Lender to the Borrower in accordance with this Contract.

2.5 In accordance with relevant regulatory requirement and management requirement of the Lender, a loan exceeding certain value or meeting certain other conditions shall be subject to the entrusted payment arrangement, where the Lender will, upon and in accordance with withdrawal request and payment entrustment issued by the Borrower, pay the proceeds of the loan to relevant payees for the purpose as agreed under this Contract. For this purpose, the Borrower shall enter into an entrusted payment agreement with the Lender, which shall be attached hereto as an appendix, and shall open or designate a dedicated account with the Lender for such entrusted payment.

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Article 3 Repayment

3.1 The Borrower shall repay the principal of and pay the interest on the loan hereunder and other amount payable in accordance with the amount and schedule as required under this Contract. The Borrower shall, on the day that is three bank business day prior to the repayment date and each interest settlement date, deposit into a repayment account opened by the Borrower with the Lender sufficient fund to repay the principal, interest and other amount to be paid on such repayment date or interest settlement date. The Lender may transfer an amount equal to such principal, interest and other amount payable out of such account on such repayment date or interest settlement date without further instruction from the Borrower, or require the Borrower to cooperate in completing relevant formalities for such transfer. If the balance of the repayment account is not sufficient to pay all amounts to be paid by the Borrower, the Lender may decide the priority sequence of each item to be settled.

3.2 If the Borrower applies for prepayment of all or part of the loan, it shall submit a written application to the Lender for its approval 10 bank business days prior to such prepayment, and pay to the Lender relevant compensation as agreed hereunder.

3.3 If the Lender approves any prepayment, the Borrower shall fully pay on the prepayment date all principal, interest and other amounts due and payable as of such prepayment date hereunder.

3.4 The Lender may require the Borrower to early repay any loan based on the Borrower's collection of receivables.

3.5 The applicable interest rate grade (based on term of loan) will not change if the actual term of loan is shortened due to any prepayment by the Borrower or early repayment as required by the Lender in accordance with this Contract.

Article 4 Revolving loan

4.1 If the loan hereunder is provided on a revolving basis, the aggregate amount of outstanding loans taken by the Borrower at any time within the term to use the revolving credit line may not exceed the amount of the revolving credit line. The term of each withdrawal made by the Borrower shall commence from the actual withdrawal date to the agreed repayment date, each as stated on relevant receipt of loan. No withdrawal may have a repayment date that is beyond the term to use the revolving credit line.

4.2 If the loan hereunder is provided on a revolving basis, and the Borrower fails to make any withdrawal within three consecutive months from the date of this Contract, the Lender may cancel the revolving credit line.

Article 5 Security

5.1 Except for unsecured loans, the Borrower shall provide legal and effective security acceptable to the Lender for the performance of its obligations hereunder. A security contract will be entered into separately.

5.2 The Borrower shall promptly notify the Lender of any damage, depreciation, title dispute, seizure or attachment of the collateral hereunder, or unauthorized disposal of the collateral by the mortgagor, or any adverse change to the guarantor's financial condition, or any other adverse change to the claims of the Lender, and provide other security that is acceptable to the Lender.

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5.3 The lender shall have the right to re-evaluate the guaranty value and guarantee ability of the guarantor on a regular or irregular basis.

5.4 Where the loan hereunder is secured by a pledge over accounts receivable, the Lender may declare accelerated maturity of the loan and require the Borrower to immediately repay all or part of the principal and pay the interest of the loan, or provide additional legal, effective and sufficient security acceptable to the Lender, if any of the following events occurs within the term of this Contract:

(1)	The bad debt ratio in relation to accounts receivable by the pledgor from the payer of such accounts receivable increases for two consecutive months;

(2)	the accounts receivable that are due but not recovered by the pledgor from the payer of such accounts receivable represent at least 5% of the total outstanding accounts receivable to be paid by such payer to the pledge;

(3)	Any trade dispute (including without limitation dispute over quality, technology or service) or debt dispute arises between the pledgor of the accounts receivable and relevant payer or other third party, which may prevent the accounts receivable from being settled when they become due.

Article 6 Account management

6.1 The Borrower shall designate a special collection account with the Lender, which will be used to collect relevant sales revenue or fund to be used to repay the loan. If any sales revenue is settled by non-cash method, the Borrower shall ensure that the proceeds of such revenue will be promptly transferred into the special collection account when it receives the same.

6.2 The Lender may supervise on the special collection account, including without limitation monitoring and supervising income and expenditure of such account, and the Borrower shall cooperate with the Lender in such supervision. If requested by the Lender, the Borrower shall enter into an account supervision agreement with the Lender.

Article 7 Representations and Warranties

The Borrower makes the following representations and warranties to the Lender, and these representations and warranties will remain valid and effective within the term of this Contract:

7.1 It is eligible to act as a borrower hereunder, and has all qualifications and capacity to enter into and perform this Contract.

7.2 It has obtained all necessary authorizations or approvals to enter into this Contract. Its execution and performance of this Contract does not violate its articles of association or any applicable laws or regulations, or conflict with any of its obligations under other contracts.

7.3 Its other debts have been repaid when they become due and it has not committed any malicious default in repaying any principal or interest of bank loan.

7.4 It has a well-established organizational structure and financial management system. It has not committed any material violation of regulations or disciplines during its production and operation in the past one year. Its current senior management has no material negative record.

7.5 All documents and information provided by the Borrower to the Lender are true, accurate, complete and effective and do not contain any false record, gross omission or misleading statement.

7.6 The financial and accounting reports provided by the Borrower to the Lender are prepared in accordance with the general accepted accounting principle of, Hong Kong Financial Reporting Standards, and give true, fair and complete presentation of the operation and indebtedness status of the Borrower. The financial condition of the Borrower had no material adverse change since the end date of its latest financial and accounting reports.

7.7 It has not concealed from the Lender any litigation, arbitration or claim involving the Borrower.

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Article 8 Undertakings of the Borrower

8.1 The Borrower undertakes to draw down and use the loan in accordance with the schedule and purpose as agreed hereunder. The Borrower shall not use the proceeds of the loan hereunder for investment in fixed assets or equity, or for investment in securities or futures market, or any other purpose prohibited or restricted by applicable laws and regulations.

8.2 The Borrower undertakes to settle principal, interest and any other amount payable in relation to the loan hereunder in accordance with this Contract.

8.3 The Borrower undertakes to accept and actively cooperate with the Lender's check and supervision on use of the proceeds of the loan (including purpose of the loan) including account analysis, voucher verification and on-site investigation, and to regularly summarize and report information on the use of proceeds of the loan as requested by the Lender.

8.4 The Borrower undertakes to accept credit check by the Lender, to provide financial documents including balance sheets and income statements and other documents that reflect the Borrower's ability to repay its debts, as requested by the Lenders, and to actively assist and cooperate with the Lender in investigating, understanding and supervising its production, operation and financial conditions.

8.5 The Borrower undertakes not to distribute any dividend or profit in any form before full settlement of principal, interest and other amount payable in relation to the loan hereunder.

8.6 The Borrower undertakes to obtain prior written consent of the Lender or make appropriate arrangements in relation to the realization of the Lender's claims to the Lender's satisfaction, before it carries out any merger, division, decrease of capital, equity change, transfer of material assets and creditor's rights, material external investment, material increase of debt financing and other action that may cause an adverse impact on the Lender's rights and interests.

8.7 The Borrower undertakes to promptly notify the Lender upon occurrence of any of the following events:

(1)	any change to its articles of association, business scope, registered capital or legal representative;

(2)	its winding-up, dissolution, liquidation, suspension of business, revocation or cancellation of its business license, or application (or be applied for) for bankruptcy;

(3)	it is or may be involved in any material economic dispute, litigation or arbitration, or its property is subject to seizure, attachment or supervision in accordance with applicable laws;

(4)	any of its shareholders, directors or current senior management personnel is suspected of major crime or involved in any material economic dispute.

8.8 The Borrower undertakes to disclose its related party relationship and related transaction to the Lender in a prompt, complete and accurate manner.

8.9 The Borrower undertakes to promptly confirm receipt of all notices sent by the Lender by post or any other means.

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8.10 The Borrower undertakes not to dispose of its own assets in a way that will reduce its ability to repay its debts. The Borrower undertakes not to provide security to the benefit of any third party in a way that will harm the Lender's rights and interests.

8.11 If the loan hereunder is an unsecured loan, the Borrower undertakes to regularly make complete, true and accurate disclosure to the Lender in relation to all securities provided by the Borrower for others, and enter into an account supervision agreement as requested by the Lender. If any provision of security may affect its ability to perform its obligations hereunder, the Borrower shall obtain written consent of the Lender on such provision of security.

8.12 The Borrower undertakes to bear the expenses incurred by the Lender for realization of its claim hereunder, including without limitation legal fee, appraisal fee and auction fee.

8.13 The debt hereunder is senior to the debts owed by the Borrower to its shareholders, and is not subordinated to similar debts owed by the Borrower to other creditors.

8.14 The Borrower undertakes to reinforce the management of environmental and social risks, and agrees to accept the Lender's supervision and inspection in this regard. If requested by the Lender, the Borrower shall provide the Lender with relevant environmental and social risk report.

Article 9 Undertakings of the Lender

9.1 The Lender undertakes to advance the loan to the Borrower in accordance with this Contract.

9.2 The Lender undertakes to keep non-public materials and information provided by the Borrower confidential, unless otherwise required by applicable laws and regulations or agreed hereunder.

Article 10 Default

10.1 The Borrower will be in default upon occurrence of any of the following events:

(1)	The Borrower fails to repay any principal, interest or other amount payable in relation to the loan hereunder in accordance with this Contract, or fails to perform any other obligations hereunder, or breaches any of its representations, warranties or undertakings hereunder;

(2)	The Borrower fails to provide other security acceptable to the Lender when the security provided hereunder suffers any change that is adverse to the claim of the Lender;

(3)	the Borrower fails to settle any other debt when it becomes due (including due to accelerated maturity declared by the creditor), or is in default or breach of any of its obligations under other agreements, which has affected or may affect performance of its obligations hereunder;

(4)	the Borrower's ability to make profit, repay debts or operate its business, or its financial indicators such as cash flow do not comply with agreed standard or suffer deterioration, which has affected or may affect performance of its obligations hereunder;

(5)	the Borrower's equity structure, production, operation or external investment suffers any material adverse change, which has affected or may affect performance of its obligations hereunder;

(6)	the Borrower is or may be involved in any material economic dispute, litigation or arbitration, or its property is subject to attachment, seizure or enforcement, or the Borrower is investigated or punished by any competent judicial or administrative authority in accordance with laws, or any media report that the Borrower has violated relevant regulations or policies of the State, which has affected or may affect performance of its obligations hereunder;

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(7)	there is any abnormal change or missing of major individual investor or key management personnel of the Borrower, or any competent judicial authority has launched investigation on or restricted right of freedom of such investor or personnel in accordance with laws, which has affected or may affect performance of the Borrower's obligations hereunder;

(8)	the Borrower obtains fund or credit facility from the Lender by using false contracts between the Borrower and its related party or transactions that do not actually exist, or intentionally uses related transactions to evade from or invalidate the Lender's claim;

(9)	the Borrower is or may be under winding-up, dissolution, liquidation, suspension of business, or its business license has been or may be revoked or cancelled, or it has applied or been applied, or may apply or be applied, for bankruptcy;

(10)	there is any liability accident or major environmental and social risk event caused by the Borrower's violation of applicable laws and regulations, regulatory rules or industry standard in relation to food safety, production safety, environmental protection or other environmental and social risk management, which has affected or may affect performance of its obligations hereunder;

(11)	where the loan hereunder is an unsecured loan, the Borrower's credit rating, profitability, asset liability ratio, net cash flow in operation activities, etc. do not comply with the Lender's requirement on grant of unsecured loans, or the Borrower creates mortgage or pledge over its effective operation assets or provides guarantee to the benefit of others without written consent of the Lender, which has affected or may affect performance of the Borrower's obligations hereunder;

(12)	other events that may cause adverse impact on realization of the Lender's claim hereunder.

10.2 If the Borrower is in default, the Lender may take any one or more of the following steps:

(1)	the Lender may require the Borrower to remedy its default within a designated period;

(2)	the Lender may cease to advance the loans and other amounts to the Borrower under this Contract or any other contract between the Lender and the Borrower, and cancel all or part of the loan or other amount for which the Borrower has not made withdrawal;

(3)	the Lender may declare immediate maturity of all outstanding loans and other amounts under this Contract or any other contract between the Lender and the Borrower, and require immediate repayment of such loans and amounts;

(4)	The Lender shall be entitled to claim for the portion or the entirety of the security amount against the Guarantor herein without any further consent by the Borrower;

(5)	the Lender may require the Borrower to compensate the Lender against all losses caused by such default of the Borrower;

10.3 If the Borrower fails to repay any loan when it becomes due (including due to accelerated maturity as declared by the Lender), the Lender may impose penalty interest on the Borrower at the overdue penalty interest rate as agreed hereunder from the day immediately following the due date. Compound interest will accrue at the overdue penalty interest rate on any interest that the Borrower fails to pay when it becomes due.

10.4 If the Borrower fails to use the loan for the purpose as agreed hereunder, the Lender may impose penalty interest on the misappropriated part of the loan at the misappropriation penalty interest rate as agreed hereunder from the date of misappropriation. When the loan is being misappropriated, compound interest will accrue at the misappropriation penalty interest rate on any interest that the Borrower fails to pay when it becomes due.

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10.5 If both of the penalty interest rates under Articles 10.3 and 10.4 are applicable to the Borrower, the higher of the two interest rates will apply. The two types of penalty interest may not be applied at the same time.

10.6 The Lender may make a public announcement in media to demand repayment if the Borrower fails to repay any principal, interest (including penalty interest and compound interest) or any other amount payable as scheduled.

10.7 If the control relationship between the Borrower and its related party has changed, or any related party of the Borrower is in any event under Articles 10.1 (excluding Articles 10.1(1) and (2)), which has affected or may affect performance of the Borrower's obligations hereunder, the Lender may take all steps as set out under this Contract.

Article 11 Deduction and Setoff

11.1 If the Borrower fails to repay any debt due hereunder (including due to accelerated maturity declared by the Lender) in accordance with this Contract, the Lender may deduct relevant amount from all RMB and foreign exchange accounts opened by the Borrower with the Lender or any other branch office of Industrial and Commercial Bank of China to set off such debt, until all debts of the Borrower hereunder are fully settled.

11.2 If the currency of deducted amount is different from that of the loan hereunder, the amount will be converted in accordance with applicable exchange rate published by the Lender on the date of such deduction. The Borrower shall bear all interest and other expenses incurred between the deduction date and the actual settlement date (i.e. the date when the debts hereunder are actually settled after the Lender converts the deducted amount into the currency of the loan hereunder in accordance with applicable State policies on administration of foreign exchange), as well as the difference caused by fluctuation of exchange rate during such period.

11.3 If the amount deducted by the Lender is insufficient to repay all debts owed by the Borrower, the Lender may decide the priority sequence of each item to be settled.

Article 12 Transfer of Rights and Obligations

12.1 The Lender may transfer all or part of its rights hereunder to a third party, without consent of the Borrower. The Borrower may not transfer any of its rights or obligations hereunder without written consent of the Lender.

12.2 The Borrower acknowledges that the Lender or Industrial and Commercial Bank of China Limited (ICBC) may, based on operation and management requirements, authorize or appoint another branch office of ICBC to perform the rights and obligations hereunder, or transfer the loan hereunder to another branch office of ICBC. Such transfer by the Lender does not require further consent of the Borrower. The branch office of ICBC that is the transferee of the rights and obligations of the Lender hereunder may exercise all rights hereunder, and may in its own name initiate litigation or arbitration or apply for enforcement in relation to the dispute hereunder.

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Article 13 Effectiveness, Amendment and Termination

13.1 This Contract shall take effect as of the date hereof, and end upon the date when all of the Borrower's obligations hereunder are fully performed.

13.2 Any amendment to this Contract shall be agreed by the Parties and made in writing. Amended clauses or an amendment agreement shall constitute an integral part of this Contract and have equal legal effect as this Contract. The rest terms of this Contract which are not amended shall remain effective. The original terms of this Contract which are to be amended shall remain effective until the relevant amendments take effect.

13.3 Amendments to or termination of this Contract shall not prejudice each Party's right to claim compensation for loss. The dispute resolution clause hereof shall survive termination of this Contract.

Article 14 Governing Law and Dispute Resolution

The execution, validity, interpretation, performance and dispute resolution of this Contract shall be governed by the PRC law. All disputes and controversies arising from or in connection with this Contract shall be solved by the Parties through consultations, failing which, be solved by the means agreed hereunder.

Article 15 Confirmation of address of litigation and arbitration documents

15.1 The borrower confirms that the address listed on the first page of this contract is the address for the dispute notifications.

15.2 The borrower agrees that the arbitration institution or the court may use the fax or E-mail recorded in the first page of this contract to serve the arbitration documents, except the judgment, the written order and the conciliation statement.

15.3 The above service agreement shall be applicable to the first, second and final stages of the arbitration and proceedings.

15.4 The borrower shall ensure the true validity of the information such as the address, contact, fax, E-mail and other information recorded in the contract.

Article 16 Entire Agreement

Part I (General Provisions) and Part II (Specific Provisions) of this Contract shall constitute a complete working capital loan contract, and the same term shall have the same meaning in both parts. Both parts above are applicable to the loan granted to the Borrower hereunder.

Article 17 Notices

17.1 All notices hereunder shall be sent in writing. Unless otherwise agreed, the address of each Party as stated in this Contract will be its address for communication and contact. If the contact address or other contact information of a Party changes, such Party shall promptly notify the other Party of such change in writing.

17.2 If either Party hereto refuses to confirm receipt of a notice or a notice is otherwise unable to be delivered, the Party sending such notice may serve such notice by means of notarization or public announcement.

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Article 18 Special provisions on VAT

18.1 The interest and expenses paid by the borrower to the lender under this contract are tax-inclusive.

18.2 If the borrower asks the lender to issue the VAT invoice, it should register its information with the lender first, including the full name of the lender, taxpayer identification number or social security code, address, phone number, bank name and account. The borrower shall ensure the truth, accuracy and completeness of such information, and provide the relevant supporting documents to the lender. The lender shall announce the relevant requirements through its branch or website.

18.3 If the borrower receives the VAT invoice on its own, it shall provide the lender with a power of attorney for the seal.

18.4 The lender shall have the right to delay the issuing of invoices due to such force majeure as natural disasters or government ACTS.

18.5 The VAT invoice is lost or damaged by the borrower; the lender is not responsible for compensating the borrower for the relevant economic losses.

18.6 When a Red-Letter VAT invoice is needed due to circumstances such as any sales return, suspension of taxed services, mistakes in VAT invoices, which do not qualify for invalidation of the VAT invoice that was already issued, pursuant to the relevant laws, regulations and other administrative documents, the borrower shall submit the information required for the Issuance of Red-Letter VAT Invoice to tax authorities; after the review of the tax authority, the lender will issue the Red-Letter VAT invoice upon the notice of the tax authority.

18.7 During the performance of the contract, in case of the national adjustment of tax rates, the lender has the right to adjust the agreed price of this Contract based upon the national adjustment of tax rates.

Article 19 Miscellaneous

19.1 Failure to exercise, partial exercise or delay in exercise by the Lender of any of its rights hereunder will not constitute waiver of or amendment to such right or any other right, nor will it affect the Lender's further exercise of such right or any other right.

19.2 Invalidity or unenforceability of any provision hereof will not affect validity or enforceability of any other provision hereof or validity of the whole Contract.

19.3 If so required by applicable laws, regulations, or other financial regulators, the Lender may provide the information related to this Contract and other information related to the Borrower to the credit information database of the People's Bank of China and other countries or other credit database created in accordance with laws for duly qualified institutions or individuals to check or use. The Lender may also obtain information related to the Borrower by using the credit information basic database of the People's Bank of China or other credit database created in accordance with laws for purpose of execution and performance of this Contract.

19.4 The terms used in this Contract including "related party", "related party relationship", "related transaction", "major individual investor" and "key management personnel" shall have the meaning given to them in the Accounting Standard for Business Enterprises No. 36—Disclosure of Related Parties (Cai Kuai [2006] No. 3) issued by the Ministry of Finance of the People's Republic of China and its amendments.

19.5 The environmental and social risks referred to herein means any harm that may be caused by the Borrower or its material affiliates to the environment and society during their construction, production and operation activities, and related risks, including the environmental and social problems in relation to energy consumption, pollution, land, health, safety, relocation and settlement of residents, ecological protection and climate change.

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19.6 The documents and vouchers prepared and retained by the Lender in relation to the loan hereunder in accordance with its business practice shall constitute valid proof of debt relationship between the Borrower and the Lender, and shall be binding upon the Borrower.

19.7 In this Contract, (1) any reference to this Contract shall include all amendments and supplements to this Contract; (2) the headings are for reference only, and do not constitute any interpretation of this Contract, or restriction on contents or scope of provisions under such headings; and (3) if a withdrawal date or repayment date is not a bank business day, it shall be postponed to the immediate following bank business day.

Both Parties confirm: The Parties of this Loan have fully agreed on all the terms and conditions of this Contract. The Lender has reminded the Borrower to pay attention to all the terms and conditions regarding the Parties’ rights and responsibilities with full and accurate understandings, and explained the relevant provisions to the Borrower upon his/her request. The Borrower has carefully read and fully understood all the terms and conditions of this Contract, including Part I. General Conditions and Part II. Particular Conditions. Both Parties have agreed on all the terms and conditions of this Contract with no objections.

Lender (Seal): Industrial and Commercial Bank of China Limited

Yantai Development Zone Branch

Legal Representative/Authorized Agent:	/s/ XIAOYAN REN

Borrower (Seal): Yantai Jinzheng Eco-Technology Co., Ltd.

Legal Representative/Authorized Agent:	/s/ YUEBIAO LI

Date of Execution: September 27, 2017

This page is the signature page of Working Capital Loan Contract between our Bank and Yantai Jinzheng Eco-Technology Co., Ltd.

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